UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2012

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (702) 835-6300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

On September 5, 2012 (the “Closing Date”), Spectrum Pharmaceuticals, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), with Bank of America, N.A, as the administrative agent and an initial lender and Wells Fargo Bank, National Association, as an initial lender. The Credit Agreement provides the Company with a committed $75 million revolving line of credit. The Company may increase the revolving line of credit to $125 million, subject to meeting certain customary conditions and obtaining commitments for such increase from lenders. The facility expires on September 5, 2014.

On the Closing Date, the Company drew $50 million on the revolving line of credit and used the loan proceeds to pay a portion of the purchase price for Allos Therapeutics, Inc., a Delaware corporation (“Allos”), pursuant to the Agreement and Plan of Merger, dated April 4, 2012, among Allos, the Company and Sapphire Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company. After the Closing Date, additional revolving loans may be drawn and all revolving loans may be repaid and reborrowed from time to time in an amount not to exceed the total commitment amount. Any such loan proceeds may be used for working capital and other general corporate purposes of the Company and its subsidiaries.

Interest is payable on borrowings under the revolving line of credit quarterly at a rate equal to the London Interbank Offer Rate (“LIBO rate”) or the base rate, plus an applicable margin, as selected by management. The applicable margin is as follows:

•	if the consolidated leverage ratio as at the last test date is less than 0.5:1.0, 1.75% per annum (for LIBO rate loans) or .75% (for base rate loans);

•	if the consolidated leverage ratio as at the last test date is greater than 0.5:1.0 but less than 1.0:1.0, 2.00% per annum (for LIBO rate loans) or 1.00% (for base rate loans); and

•	if the consolidated leverage ratio as at the last test date is greater than 1.0:1.0, 2.25% per annum (for LIBO rate loans) or 1.00% (for base rate loans).

The base rate is subject to a floor that is 100 basis points above the LIBO rate. The LIBO rate does not include a floor and, with respect to it, interest periods of 1, 2, 3 and 6 months may be selected.

An unused line fee is payable quarterly in an amount ranging from 0.625% to .375% of the sum of the average daily unused portion of the facilities during any quarter based upon consolidated leverage ratio as at the last test date. A customary fee is also payable to the administrative agent on an annual basis in advance.

The Company’s ability to draw funds under the revolving line of credit is conditioned upon, among other matters:

•	the absence of the existence of a default or an event of default under the Credit Agreement; and

•	the representations and warranties made by the Company in the Credit Agreement continuing to be correct in all material respects.

The direct and indirect domestic subsidiaries of the Company guaranty the facility obligations. Allos, as a new wholly-owned subsidiary, will also become a guarantor within 30 days of the Closing Date.

The Credit Agreement includes the following financial covenants:

•	The Company may not permit the consolidated interest coverage ratio of the Company and its subsidiaries as of the end of any fiscal quarter of any fiscal quarter to be less than 3.00 to 1.00;

•	The Company may not permit the consolidated leverage ratio at any time set forth below to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Leverage Ratio
Closing Date through September 30, 2012	2.00 to 1.00
December 31, 2012 and each fiscal quarter thereafter	1.50 to 1.00

•

The Company may not permit the ratio of (i) the sum of (A) unencumbered cash and cash equivalents of the Company and its subsidiaries on a consolidated basis, plus (B) net accounts receivable of the Company and its subsidiaries on a consolidated basis, to (ii) consolidated funded indebtedness as of the end of any fiscal quarter to be less than 2.00 to 1.00.

In addition, the Credit Agreement includes negative covenants that, subject to exceptions, limit our ability to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	make capital expenditures;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets (including pursuant to sale leaseback transactions);

•	pay dividends and distributions on or repurchase capital stock;

•	make investments (including acquisitions), loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	enter into restrictive agreements;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.

The Credit Agreement includes certain customary representations and warranties, affirmative covenants and events of default, which are set forth in more detail in the Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, copies of which are filed as Exhibits 10.1, to this Current Report on Form 8-K and are incorporated herein by reference. The Credit Agreement contains representations and warranties that the parties made to and solely for the benefit of the express parties thereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement, dated September 5, 2012, by and among Spectrum Pharmaceuticals, Inc., the Guarantors named therein, the Lenders named therein and Bank of America, N.A, as the administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of September 11, 2012

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Brett L. Scott
Name:	Brett L. Scott
Title:	Senior Vice President and Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated September 5, 2012, by and among Spectrum Pharmaceuticals, Inc., the Guarantors named therein, the Lenders named therein and Bank of America, N.A, as the administrative agent.